Semper Capital Management, L.P.

Code of Ethics

December 22, 2016

THIS CODE OF ETHICS (THE “CODE”) IS THE PROPERTY OF SEMPER CAPITAL  MANAGEMENT,
L.P. (THE “FIRM”) AND MUST BE RETURNED TO THE FIRM SHOULD AN EMPLOYEE’S ASSOCIATION WITH THE FIRM TERMINATE FOR ANY REASON. THE CONTENTS OF THIS CODE ARE CONFIDENTIAL, AND SHOULD NOT BE REVEALED TO THIRD PARTIES.

Semper Capital Management, L.P.	Code of Ethics

Table of Contents

1	INTRODUCTION	1
1.1	The SCT System; Affirmations, Attestations and Disclosures; Etc.	3
1.2	Recordkeeping	3

2	OVERSIGHT OF THE CODE OF ETHICS	3
2.1	Acknowledgement of the Code; Other Affirmations and Attestations.	3
2.2	Reporting Violations	4
2.3	Sanctions for Failure to Comply with this Code of Ethics	4
2.4	Review of CCO’s Compliance with this Code and the Manual	4
2.5	Delegation of Certain Compliance Functions	4

3	CONFLICTS OF INTEREST; “BAD ACTOR” ASSESSMENT POLICY	5
3.1	Introduction	5
3.2	Gifts and Entertainment Policy	5
3.2.1	Value of Gifts and Entertainment	6
3.2.2	Approval and Affirmation of Gifts and Entertainment	7
3.2.3	Acceptable Gifts and Entertainment	7
3.3	Outside Business Activities	7
3.3.1	“Dual Employees”	8
3.4	“Bad Actor” Assessment Policy	8
3.4.1	“Bad Actor” Disqualification Rule	8
3.4.2	Operating Procedures and Compliance Review	10

4	ANTI-BRIBERY POLICY AND PROCEDURES	10
4.1	Firm’s Anti-Bribery Policy	10
4.1.1	Foreign Corrupt Practices Act	10
4.1.2	FCPA Red Flags	11
4.1.3	Preclearance Requirement	11

5	POLITICAL CONTRIBUTIONS AND “PAY TO PLAY”	12
5.1	Introduction	12
5.2	“Pay to Play” Policy	12
5.3	Preclearance of Political Contributions	13
5.4	New Access Person Certification	13

6	PERSONAL TRADING POLICY	13

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6.1	General Policy	13
6.2	Definitions	14
6.2.1	Covered Accounts	14
6.2.2	Prohibited Securities	15
6.3	Preclearance of Trades	15
6.3.1	Preclearance Requirement	15
6.3.2	Automatic Preclearance of Certain Transactions	16
6.3.3	Automatic Review Required for Certain Transactions	16
6.3.4	Pre-Clearance of Employee Futures Trading	16
6.4	The Restricted List	16
6.5	Preclearance of Initial Public Offerings and Limited Offerings	17
6.6	Semper Proprietary Fund Trading.	18
6.7	Front Running.	18

7	REVIEW AND REPORTING OF EMPLOYEE HOLDINGS AND TRANSACTIONS	19
7.1	General Policy	19
7.2	Definition of a Non-Discretionary Managed Account	19
7.3	Initial Holdings Report	19
7.4	Quarterly and Annual Holdings Disclosures	20
7.5	Quarterly Transaction Reports	20
7.6	Exemption from Reporting Requirements	21
7.7	Review and Retention of Reports	21
7.8	Escalation of Violations and Sanctions	21
7.9	Exemptions	21
7.1	Confidentiality	21

8	INSIDER TRADING	21
8.1	Introduction	21
8.2	Penalties for Insider Trading	22
8.3	Definitions	22
8.3.1	Material Information	22
8.3.2	Nonpublic Information	22
8.3.3	Breach of Duty	23
8.4	Tipper/Tippee Liability	23
8.5	Firm’s Insider Trading Policy	23
8.6	Insider Trading Policy Restrictions	23
8.7	Use of “Expert Networks”	24

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8.8	Procedures Designed to Detect and Prevent Insider Trading	24
8.9	Compliance Responsibilities	25

9	NFA ETHICS TRAINING PROGRAM	25
9.1	Procedures	25
9.2	Documentation	26

10	POLICY ON DISCLOSURE OF PORTFOLIO HOLDINGS	26
10.1	Background	26
10.2	Policy	26

11	DEFINED TERMS USED IN THIS CODE	28
11.1	Definitions	28

12	UPDATES TO THIS CODE OF ETHICS; REPORTS TO FIRM MANAGEMENT AND THIRD PARTIES	29
12.1	Updating and Amending this Code of Ethics	29
12.2	Reports to Firm Management and Mutual Fund CCO.	29

APPENDICES

Appendix A – Code of Ethics Attestation
Appendix B – Initial, Quarterly and Annual Holdings Disclosure Form Appendix C – Quarterly Transaction Report
Appendix D – Third Party “Covered Person” Questionnaire SCHEDULES

Schedule I – Firm Employees/Access Persons Schedule II –   Restricted Industries
Schedule III – Access Person Reporting Requirements Schedule IV – Semper Proprietary Funds

CHANGE/VERSION CONTROL LOG

SEMPER CAPITAL MANAGEMENT, L.P.
CODE OF ETHICS
December 22, 2016

1             INTRODUCTION

Semper Capital Management, L.P. (the “Firm”) is registered as an investment adviser with the Securities and Exchange Commission (the “SEC”) under the U.S. Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Advisers Act Code of Ethics Rule(1) requires investment advisers registered with the SEC to adopt a written code of ethics.

This Code of Ethics (this “Code”) sets forth standards of conduct expected for all partners, officers, directors (and other persons occupying a similar status or performing similar functions), and all employees of the Firm, as well as any other person who provides investment advice on behalf of the Firm and is subject to the Firm’s supervision and control (each an “Access Person”). Interns, consultants and temporary and/or contract employees who will be working for more than fourteen
(14) consecutive calendar days at the Firm shall be “Access Persons” for all purposes of this Code.

A list of the Firm’s Access Persons is attached as Schedule I to this Code. The Firm’s Chief Compliance Officer “CCO”) shall update Schedule I promptly when employees join or leave the Firm or if an employee’s role or title changes.

A list of defined terms used in this Code is set forth in Section 9 below.

This Code also addresses certain possible conflicts of interest and includes the Firm’s Personal Trading Policy (see Section 6 – Personal Trading Policy).

This Code should be read in conjunction with the Firm’s Supervisory Procedures and Compliance Manual (the “Manual”).

The following standards of business conduct will govern the interpretation and administration of this Code:

•	The interests of the Firm’s Clients and Investors (as defined in the Manual) must be placed first at all times;

•	Access Persons should not take inappropriate advantage of their positions; and

•	Access Persons must comply with all applicable securities laws.

The Firm is an investment advisor to (i) private investment companies that are exempt from registration under § 3(c)(1) or § 3(c)(7) under the U.S. Investment Company Act of 1940, as amended (the “Investment Company Act”); and (ii) a private, non-traded real estate investment trust (REIT) that is exempt from registration under § 3(c)(5) of the Investment Company Act (the “Private Funds”).

_____________________________

(1)   Rule 204A-1 of the Advisers Act.

Semper Capital Management, L.P.	Code of Ethics

The Firm is also an investment advisor to one or more mutual funds registered with the SEC as open-end management investment companies (each, a “Mutual Fund”).

As an investment advisor to one or more Mutual Funds, the Firm is required to conform to the requirements of Rule 17j-1 under the Investment Company Act (Personal Investment Activities of Investment Company Personnel). Rule 17j-1 addresses conflicts of interest between Mutual Funds and their investment advisors that can arise when investment advisor personnel buy and sell securities for their own accounts by requiring that investment advisors adopt codes of ethics to prevent their personnel from engaging in fraud with respect to the Mutual Fund advised by them. This Code is intended to meet that requirement.

The Firm became a member of the National Futures Association (the “NFA) and registered with the Commodity Futures Trading Commissions (the “CFTC”) as a “Swap Firm” (i.e., it will engage in swaps transactions only), a Commodity Pool Operator (a “CPO”) and a Commodity Trading Advisor (a “CTA”) in July of 2013, and several members of the Firm’s management team were registered as “Swap Associated Persons” and “Associated Persons” of the Firm. See Schedule I for a list of Firm employees who are registered with the NFA. The Firm withdrew its registration as a CTA, however, in reliance on § 4m(1) of the CEA, which provides an exemption from registration for entities that do not provide commodity trading advice to more than 15 persons and that do not hold themselves out generally to the public as a CTA.

Currently, all of the investment funds advised and operated by the Firm are exempt from CPO registration under CFTC Regulation 4.13(a)(3) (which provides an exemption for privately offered funds if the fund engages in limited trading of commodity interests and restrictions participation to sophisticated persons) or CFTC Regulation 4.5 (which provides a similar exemption for investment companies registered under the Investment Company Act ).

As with all policies and procedures, this Code is designed to cover a variety of circumstances and conduct; however, no policy or procedure can anticipate every possible situation. Consequently, Access Persons are expected to abide not only by the letter of this Code, but also to uphold the fundamental ideals of the Firm: openness, integrity, honesty and trust.

The Firm may modify any or all of the policies and procedures set forth in this Code. Should revisions be made, Access Persons will receive written notification from the Firm’s CCO.

Each Access Person should keep this Code for future reference and its guidelines should be made an active part of the Access Person’s normal course of business. If an Access Person has any questions regarding his or her responsibilities under this Code, s/he must contact the Firm’s CCO.

The names of the Firm’s current Chief Executive Officer, President, Chief Operating Officer and Chief Compliance Officer are set forth Schedule I hereto.

Semper Capital Management, L.P.	Code of Ethics

1.1	The SCT System; Affirmations, Attestations and Disclosures; Etc.

The Firm has implemented a web-based compliance platform hosted by Schwab Compliance TechnologiesTM that includes regulatory compliance software, employee personal brokerage account and holdings monitoring (through electronic brokerage fees), online preclearance request processing (including automatic flagging of preclearance requests for review based on comparisons to the Firm’s Restricted Industry List and the Firm’s Restricted List) and online affirmations, attestations and disclosures (the “SCT System”). The Firm tracks and monitors regulatory compliance and compliance with several provisions of this Code via the SCT System. For this reason, all Access Person reporting, disclosures, preclearance requests and approvals and initial and periodic affirmations, attestations and disclosures must be done on the SCT System. Exception requests for approvals, etc. outside of the SCT System will only be granted where an Access Person does not have access to the SCT System for some reason or the SCT System is not available.

A list for Affirmations, Attestations and Disclosures tracked and monitored on the SCT System is attached hereto as Schedule III.

1.2	Recordkeeping

All affirmations, attestations and disclosures submitted by Access Persons on the SCT System shall be maintained for at least six (6) years.

In addition, all reports prepared by the Firm’s CCO or another member of senior management under this Code or the Manual shall be maintained for at least six (6) years.

Finally, pursuant to Rule 204-2(a)(13)(ii) of the Advisers Act, the Firm is required to maintain a list of  present  and  past  Access  Persons  within  the  past  five  (5)  years.  To  comply  with   Rule 204-2(a)(13)(ii), the Firm’s CCO will be responsible for compiling and maintaining the list of the Firm’s Access Persons. The Firm’s CCO shall also maintain a list of all regulatory registrations of each Access Person, including registration as a Principal or Associated Person with the National Futures Association and/or registration as an Investment Adviser Representative. A list of the Firm’s Access Persons is attached as Schedule I to this Code.

2	OVERSIGHT OF THE CODE OF ETHICS

2.1	Acknowledgement of the Code; Other Affirmations and Attestations

Within ten (10) calendar days of commencement of employment, each new Access Person must complete the Semper Code of Ethics Policy Attestation on the SCT System, certifying that the Access Person has read and understands the Code’s contents, together with all other affirmations, attestations and disclosures as required for new Access Persons herein.

Each Access Person must also complete an annual Semper Code of Ethics Policy Attestation on the SCT System, certifying that the Access Person has received the current version of this Code and has read and understands the Code’s contents.

In addition, each Access Person must complete a Semper Code of Ethics Policy Attestation on the SCT System within fourteen (14) calendar days of the receipt of an updated version of this Code, certifying that the Access Person has read and understands the updated Code’s contents.

Semper Capital Management, L.P.	Code of Ethics

If an Access Person does not have access to the SCT System for any reason, the Access Person shall execute and return to the Firm’s CCO the Code of Ethics Attestation form attached hereto as Appendix A.

2.2	Reporting Violations

All Access Persons must promptly report any violations of the Code. Access Persons can use the Confidential Reporting Form on the SCT System to report violations or other compliance related issues; however it is not necessary to use this form to report violations. Confidential Reporting Forms can be submitted to the Firm’s CCO, the Firm’s CEO and/or the Firm’s COO.

The Firm’s CCO shall promptly report any violations of this Code and/or of the Manual to the Firm’s Chief Executive Officer and to the Firm’s President and Chief Operating Officer (each, a “Senior Management Officer”).

The Firm’s CCO shall also maintain a written log (a “Compliance Infractions Log”) of any material infractions of this Code and/or of the Manual by an Access Person and shall deliver a copy of the Compliance Infractions Log to the Firm’s Senior Management Officers in “real time”. The Compliance Infractions Log shall also be reviewed at each meeting of the Compliance Committee. The Compliance Infractions Log will note: (i) the date of the infraction; (ii) the name(s) of the employee(s) involved; (iii) the specific policy and/or procedures involved; (iv) details of the infraction; and (v) comments and follow-up.

2.3	Sanctions for Failure to Comply with this Code of Ethics

The Firm’s CCO shall immediately notify one or more Senior Management Officers of any actual or potential failure to comply with this Code by an Access Person.

If it is determined that an Access Person has committed a violation of this Code, one or more of the Firm’s Senior Management Officers (with input from the Firm’s CCO) may impose sanctions and/or take other action as deemed appropriate by them. These sanctions may include, but are not limited to, disgorgement of profits, filing criminal or civil penalties, a letter of caution or warning, suspension or termination of employment, and/or notification to the SEC and/or other relevant regulators of the violations.

2.4	Review of CCO’s Compliance with this Code and the Manual

A Senior Management Officer will provide pre-clearances and all other required reviews and approvals for the Firm’s CCO personal trading activities, affirmations and attestation and all other matters, including actual or potential conflicts of interest, under this Code and the Manual.

2.5	Delegation of Certain Compliance Functions

The Firm’s CCO may delegate certain of compliance duties to another qualified employee or to an outside consulting firm; provided, however, that the Firm’s CCO shall remain personally responsible for confirming that any activities delegated to another employee and/or to an outside compliance consulting firm are carried out in a timely way and in accordance with the standards set forth in this Code. Upon any such delegation, all references to the Firm’s CCO in this Code shall include, where applicable, any designee of the Firm’s CCO, including any agent of an outside compliance consulting firm to the extent that activities required under this Code have been delegated to the outside consulting firm.

Semper Capital Management, L.P.	Code of Ethics

The Firm has engaged Duff & Phelps (formerly Kinetic Partners US LLP) to manage certain compliance functions, as set forth in a Proposal for Compliance Consulting Services dated    May 15, 2013.

3	CONFLICTS OF INTEREST; “BAD ACTOR” ASSESSMENT POLICY

3.1	Introduction

It is the Firm’s policy that all Access Persons act in good faith and in the best interests of the Firm. To this end, Access Persons must not put themselves or the Firm in a position that would create even the appearance of a conflict of interest. If an Access Person has any doubts or questions about the appropriateness of any interests or activities, s/he should contact the Firm’s CCO. Any interest or activity that might constitute a conflict of interest under this Code must be fully disclosed to the Firm’s CCO so that a determination may be made as to whether such interest or activity should be disposed of, discontinued or limited.

Additionally, an Access Person must advise the Firm’s CCO immediately if the Access Person is, or believes s/he may become, a participant, either as a plaintiff, defendant or witness, in any litigation or arbitration.

A Senior Management Officer will review all actual or potential conflicts of interest for the Firm’s CCO under this Code.

3.2	Gifts and Entertainment Policy

Accepting Gifts and Entertainment from clients, prospective clients or any entity that does business with, or seeks to do business, with the Firm can create serious conflicts of interest or the appearance of such conflicts of interest.

Except as described below, therefore, Access Persons and their Immediate Family Members are not permitted to accept fees, Gifts, Entertainment, payments or other favors in connection with any business of the Firm that could influence the Access Person’s decision making or make him or her feel beholden to a person or firm.

In certain cases set forth below, the giving or receipt of Gifts and Entertainment by an Access Person and/or an Access Person’s Immediate Family Member(s) must be pre-approved or approved promptly after accepting any Gifts or Entertainment by submitting a New Gift Request on the SCT System(2). Furthermore, all Access Persons must confirm quarterly and annually that they have reported the giving or receipt of all Gifts and Entertainment to the Firm’s CCO.

___________________________

(2) On the SCT System “Home” page, select “Create a gift request”; select the appropriate Category (“Entertainment Pre-Approval Request $500+ PP” or “Gift Pre-Approval Request - $250+ Per Gift”) and then the appropriate Request Type (“given” or “received”).

Semper Capital Management, L.P.	Code of Ethics

For purposes of this Code, “Immediate Family Member” of an Access Person means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse sibling, mother-in-law, father-in- law, son-in-law, daughter-in-law, brother-in-law or sister-in-law sharing the same household as the Access Person.

The Firm’s “Gifts and Entertainment Policy” distinguishes between a “Gift” and “Entertainment.”

•
“Gifts” are items (or services) of value that a third party provides to an Access Person or an Immediate Family Member of an Access Person (or an Access Person or an Immediate Family Member of an Access Person gives to the third party) where there is no business communication involved in the enjoyment of the gift. A “Gift” would include, but is not limited to, cash, cash equivalents (such as checks, lottery tickets, gift cards redeemable for cash, etc.) meals, event tickets, travel expenses, lodging, golf tournaments, wine, clothing, charitable donations on another’s behalf, discounts on products and services that are not available to the general public, or any other thing of value that would not be includable as business entertainment, given to or received from a client, prospective client or any entity that does business with, or seeks to do business with, the Firm.

•
“Entertainment” contemplates that the giver participates with the recipient in the enjoyment of the item. Entertainment given to or received from any client, prospective client or any entity that does business with or seeks to do business with the Firm is only appropriate when used to foster and promote business relationships for the Firm.

Solicitation of Gifts and/or Entertainment is unprofessional and is strictly prohibited. In addition, all Gifts and Entertainment involving public officials and government entities must always be pre-approved.

3.2.1	Value of Gifts and Entertainment

A.
Pre-Approval of Gifts with a Value of $250 or More. The giving or receiving, by an Access Person and/or the Access Person’s Immediate Family Member(s), of a Gift with a value of $250 or more from anyone with whom the Firm has or is likely to have business dealings must be pre-approved by the Firm’s CCO. Pre-approval shall be requested by submitting a “New Gift Request” on the SCT System.

If an Access Person is unable to judge the value of a Gift, he or she should contact the Firm’s CCO for guidance.

B.
Pre-Approval of Entertainment with a Value of $500 per Person or More. Access Persons and their Immediate Family Members are prohibited from giving or accepting an invitation that involves Entertainment that is excessive or not usual or customary. In addition, all Entertainment given or accepted that with a value of $500 or more per person must be pre-approved by the Firm’s CCO; pre-approval shall be requested by submitting a “New Gift Request” on the SCT System.

In situations where the receipt of Entertainment above the $500 threshold is unanticipated, approval after the fact must be promptly requested on SCT.

If an Access Person is unable to judge whether proposed Entertainment is excessive or not usual or customary, he or she should contact the Firm’s CCO for guidance.

Semper Capital Management, L.P.	Code of Ethics

3.2.2	Approval and Affirmation of Gifts and Entertainment

The Firm’s CCO shall maintain a written Gift and Entertainment Log of all reported and pre-approved requests for Gifts and Entertainment and shall review the log at least quarterly with the Compliance Committee. In situations where pre-approval of a Gift or Entertainment is required, the Gift and Entertainment Log shall record whether the request was approved or denied.

In addition, each Access Person shall affirm quarterly via e-mail, and annually by completing the appropriate affirmations on the SCT System, that s/he has reported and, where required, obtained approval of, all Gifts and Entertainment given or received by the Access Person and/or his or her Immediate Family Member during the prior quarter.

3.2.3	Acceptable Gifts and Entertainment

Examples of acceptable conduct include the following:

•
Acceptance of gifts, gratuities or amenities or favors based on obvious family or personal relationships where the circumstances make it clear it is those relationships, rather than the Firm’s business, which are the motivating factor.

•
Acceptance of meals, refreshments, travel arrangements or accommodations, or Entertainment, all of reasonable value and in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions, provided that the expenses would be paid for by the Firm as a reasonable business expense if not paid for by the other party.

•	Acceptance of advertising or promotional material of reasonable value, such as pens, pencils, note pads, key chains, calendars and similar items bearing a company logo.

•	Acceptance of discounts or rebates on merchandise or services that do not exceed those available to arm’s-length clients.

•	Acceptance of gifts of reasonable value that are related to commonly recognized events or occasions, such as a graduation, wedding, retirement or holiday.

3.3	Outside Business Activities

Access Persons must obtain written approval from the Firm’s CCO before engaging in outside business activities. “Outside Business Activities” include being (whether or not on behalf of the Firm) an officer, director, limited or general partner, member of a limited liability company, employee or consultant of any non-Firm entity or organization. Access Persons wishing to enter into or engage in such transactions and activities must obtain the required approval by completing an Outside Business Activity Approval Request form on the SCT System. If the Access Person does not have access to the SCT System for any reason, the Access Person shall complete a hard copy of an Outside Business Activity Approval Request form provided by the CCO and submit it to the CCO for written approval.

Access Persons must also confirm all of their Outside Business Activities quarterly by completing an Outside Business Activity Disclosure Affirmation on the SCT System.

Semper Capital Management, L.P.	Code of Ethics

Access Persons are prohibited from serving on the Board of any issuer in whose securities a mutual fund, client account or portfolio managed by the Firm (a “Client Account”) invests. Access Persons are also prohibited from serving as a registered representative of any broker-dealer without the prior approval of Senior Management Officer and the Firm’s CCO.

3.3.1	“Dual Employees”

If an Access Person is permitted to serve as a registered representative of a broker-dealer (referred to as a “dual employee”), the Firm shall enter into a written agreement with the broker-dealer specifying that:

(a)
Every “dual employee” shall attest and adhere to the relevant firm’s policies, procedures and process (i.e., the Firm’s Compliance Manual and Code of Ethics and the broker-dealer’s Written Supervisory Procedures (WSPs));

(b)
The broker-dealer’s chief compliance officer shall confirm, at least annually,  that (i) each Access Persons registered with the broker-dealer has received all required annual FINRA specific training; (ii) no Access Person registered with the broker- dealer has received any compensation from the broker-dealer; and (iii) no Access Person registered with the broker-dealer is performing any functions for the broker- dealer, whether or not the Access Person is being compensated for such functions;

(c)
Both firms shall coordinate an annual review of their respective policies as they apply to “dual employees” to identify any potential policy conflicts, particularly as they relate to personal trading; in the event of conflict between the policy requirements, the stricter requirement shall applies; furthermore, any potential conflicts between the Firm’s policies and the broker-dealer’s policies shall be documented;

(d)
Both the Firm’s CCO and the broker-dealer’s chief compliance officer shall periodically review the activities of each “dual employee” to determine whether s/he is engaged in a sales, marketing or supervisory role that would require active supervision by the BD and confirm the results of their review to each other; and

(e)
Both the Firm’s CCO and the broker-dealers chief compliance officer shall certify to the other, at least annually, that there have been no instances of non- compliance, client complaints or other employee issues with respect to a “dual employee”.

3.4	“Bad Actor” Assessment Policy

3.4.1	“Bad Actor” Disqualification Rule

On July 10, 2013, the SEC adopted new rules (the “Bad Actor Disqualification Rule”) disqualifying issuers from offering securities involving specified felons and "Bad Actors" from relying on the safe harbor exemption for limited private offerings under Rule 506 of Regulation D, Section 4(a)(2) of the Securities Act. This disqualification applies to all offerings under Rule 506, regardless of whether general solicitation is used.

Semper Capital Management, L.P.	Code of Ethics

If the issuer relying on Rule 506 is a pooled investment vehicle, then “covered persons” whose actions could give rise to disqualification would include: the issuer or any affiliated issuer; any director, executive officer, general partner or managing member of the issuer; the investment adviser to the issuer and any director, executive officer, general partner or managing member of such investment adviser; and any placement agent or other compensated solicitor. Additionally, any beneficial owner with voting interest equaling twenty percent (20%) or more is deemed a “covered person”.

Generally, “Disqualifying Events” are actions taken by U.S. courts and/or certain regulators.  The following are the eight categories of Disqualifying Events:

•	Criminal convictions (within five (5) years of sale for criminal convictions of issuers and ten (10) year period for other “covered persons”);

•	Court injunctions and restraining orders (within five (5) years of sale);

•	Final orders of certain state regulators (securities, banking, insurance, etc.) and federal regulators (e.g., the CFTC);

•	SEC disciplinary orders (those relating to investment advisers, brokers, investment companies, etc.)

•	Certain SEC cease and desist orders (within five (5) years of sale);

•	Suspension or expulsion from membership from a Self-Regulatory Organization (i.e., a registered national securities exchange or a registered national or affiliated securities association);

•	Stop orders and orders suspending exemptions under Regulation A of the Securities Act (within five (5) years of sale); and/or

•	US Postal Service false representation orders (within five (5) years of sale).

An issuer cannot rely on the Rule 506 exemption from registration if the issuer or a “covered person” is disqualified by one of the events listed above. Although disqualification applies only for events that occur after September 23, 2013, the effective date of the rule, Disqualifying Events that occurred before are required to be disclosed to potential investors at a reasonable time prior to the sale of the security.

If the issuer did not know and, with reasonable care, could not have known that a disqualification existed under Rule 506(d), then the issuer may still rely on the safe harbor exemption from registration.

In order to demonstrate the Firm’s reasonable care, all new third party “covered persons” are required to complete the attestation attached as Appendix D – Third Party “Covered Person” Questionnaire.

All Access Persons will be required to complete an Employee Conduct and “Bad Actor” Affirmation on the SCT System at least quarterly, as described below.

Semper Capital Management, L.P.	Code of Ethics

3.4.2	Operating Procedures and Compliance Review

The Firm relies on Rule 506 for the private placement of several of the private investment companies advised by it. The Firm is therefore adopting these policies and procedures to monitor compliance with the “Bad Actor” Disqualification Rule.

•
The Firm obtained initial “Bad Actor” Disqualification Rule Questionnaires from all finders, third-party marketers, placement agents and solicitors (collectively, “Third Party Marketers”) and other internal and external “covered persons” in September of 2013.

•	The Firm will require updated “Bad Actor” Disqualification Rule Questionnaires from all Third Party Marketers and other external “covered persons” periodically as appropriate and at least annually.

•	The Firm will include “Bad Actor” representations, warranties and covenants in its agreements with Third Party Marketers and other “covered persons”.

•	The Firm has added an Employee Conduct and “Bad Actor” Affirmation to the quarterly and annual Employee affirmations it obtains from Employees.

•	The Firm will require that new employees complete an initial Employee Conduct and "Bad Actor" Affirmation within ten (10) calendar days after beginning employment.

Employees should contact the CCO if they have any questions regarding the Disqualifying Events or whether they are deemed a “covered person”. The CCO is responsible for obtaining signed “Bad Actor” attestations for all “covered persons”.

4	ANTI-BRIBERY POLICY AND PROCEDURES

4.1	Firm’s Anti-Bribery Policy

It is the Firm’s “Anti-Bribery Policy” that no Access Person may offer payments, or anything else of value, to a government official that will assist the Firm in obtaining or retaining business or securing any improper business advantage, including making, promising or offering bribes to maintain existing business relationships or operations. Anyone at the Firm found to be violating the Firm’s Anti-Bribery Policy will be subject to disciplinary action, which may include termination of employment. The Firm requires all Access Persons to report any suspicious activity that may violate this policy to the CCO. An Access Person’s failure to report known or suspected violations of the Firm’s Anti-Bribery Policy may itself lead to disciplinary action.

4.1.1	Foreign Corrupt Practices Act

The U.S. Foreign Corrupt Practices Act (“FCPA”) prohibits individuals and companies from corruptly making or authorizing an offer, payment or promise to pay anything of value to a foreign official for the purpose of influencing an official act or decision in order to obtain or retain business. The FCPA applies to all foreign officials and all employees of state-owned enterprises.

Semper Capital Management, L.P.	Code of Ethics

A “foreign official” includes: any officer or employee of or person acting in an official capacity for or on behalf of a foreign government or any department, agency, or instrumentality thereof, or of a public international organization; any employee or official of any court system, government regulatory or financial bodies, state-owned or controlled enterprises, and sovereign wealth funds; and foreign political parties and candidates for office.

Under the FCPA, both the Firm and its individual Access Persons can be criminally liable for payments made to agents or intermediaries “knowing” that some portion of those payments will be passed on to (or offered to) a foreign official. The knowledge element required is not limited to actual knowledge, but includes “consciously avoiding” the high probability that a third party representing the Firm will make or offer improper payments to a foreign official.

4.1.2	FCPA Red Flags

Investment advisers engaging foreign agents are expected to be attuned to “red flags” in connection with the transaction, including:

•	The foreign country’s reputation for corruption;

•	Requests by a foreign agent for offshore or other unusual payment methods;

•	Refusal of a foreign agent to certify that it will not make payments that would be unlawful under the FCPA;

•	An apparent lack of qualifications;

•	Non-existing or non-transparent accounting standards; and

•	Whether the foreign agent comes recommended or “required” by a government official.

Sanctions for violating the FCPA may include fines and jail terms.

4.1.3	Preclearance Requirement

Any payment or anything else of value given to a foreign official must be pre-approved in writing by the CCO.

Semper Capital Management, L.P.	Code of Ethics

5	POLITICAL CONTRIBUTIONS AND “PAY TO PLAY”

5.1	Introduction

Rule 206(4)-5 under the Advisers Act (the “Pay to Play Rule”) restricts the Firm and its Access Persons from making political contributions that may appear to be made for pay to play purposes, regardless of the Access Person/contributor’s intent. The SEC uses the phrase “pay to play” to refer to arrangements whereby investment advisers make political contributions or related payments to government officials in order to be awarded with, or afforded the opportunity to compete for, contracts to manage the assets of public pension plans and other government accounts.

The Pay to Play Rule generally creates (i) a “two-year time-out” from receiving compensation for providing advisory services to certain state and local government entities after political contributions have been made to certain government officials, (ii) a prohibition on soliciting or coordinating certain contributions and payments, and (iii) a prohibition from paying certain third parties from soliciting state and local government entities.

The SEC has established dollar limits that must be followed:

•	$350 per election if the Access Person, spouse, etc. can vote for the candidate; and
•	$150 per election if the Access Person, spouse, etc. cannot vote for the candidate.

5.2	“Pay to Play” Policy

It is the Firm’s policy that contributions to candidates for a public office, a political party or a political action committee (a “PAC”)(3) by the Firm and its Access Persons are made in compliance with the Pay to Play Rule. Any contribution(4) to candidates running for U.S. state or local political office, candidates running for U.S. federal office who currently hold a U.S. state or local political office, or to political parties or PACs that may contribute to such campaigns (collectively, a “Political Contribution”) by the Firm or its Access Persons must be made in compliance with applicable law.

The Firm will not make Political Contributions or otherwise endorse or support political parties or candidates (including through intermediary organizations such as PACs or campaign funds) with the intent of directly or indirectly influencing any investment management relationship.

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(3)  A “political action committee” is generally an organization whose purpose is to raise and distribute campaign funds to candidates seeking political office. PACs are formed by corporations, labor unions, membership organizations or trade associations or other organizations to solicit campaign contributions from individuals and channel the resulting funds to candidates for elective offices.

(4) “Contribution” is broadly defined and means the giving of anything of value in connection with any election for U.S. federal (if the candidate running for U.S. federal office currently holds a U.S. state or local political office), including Contributions to any candidate for political office, political party or political action committee. Reportable Contributions include any gift, subscription, loan, advance, deposit of money, or anything of value (regardless of to whom paid) made for the purpose of influencing any election, satisfying any debt incurred in connection with any such election, or paying the transition or inaugural expenses of a successful candidate, and any solicitation or coordination of the making of any of the foregoing contributions or payments to a political party (including fundraising activities).

Semper Capital Management, L.P.	Code of Ethics

5.3	Preclearance of Political Contributions

The Firm requires any Access Person to obtain approval from the CCO by completing a Preclearance Request Form by completing a Political Contribution Pre-Clearance Request form on the SCT System before making a Political Contribution. If the Access Person does not have access to the SCT System for any reason, s/he shall complete a hard copy of a Political Contribution Pre-Clearance Request form provided by the CCO and submit it to the CCO for written approval before making a Political Contribution. The CCO shall maintain a record of all Political Contribution Pre-Clearance & Disclosures, which may be in the form of a Political Contribution Pre-Clearance & Disclosure Report on the SCT System. Under no circumstances may an Access Person engage indirectly in any of the foregoing activities, such as funneling payments through third parties including, for example, attorneys, family members, friends or companies affiliated with the Firm as a means of circumventing the Pay to Play Rule.(5)

The CCO shall maintain a Political Contributions Log of all Political Contribution Pre-Clearance & Disclosures; the Political Contribution Log shall record whether the request was approved or denied. The Political Contribution Log may be maintained as a Political Contributions Report on the SCT System.

5.4	New Access Person Certification

When an individual is employed by the Firm, the Firm must “look back” to that Access Person’s prior Political Contributions. If the Access Person is involved in soliciting clients or investors for the Firm, then the Firm is required to look back at the Access Person’s Political Contributions for two (2) years (but not past March 14, 2011, the effective date of the Pay to Play Rule). If the Access Person is not involved in soliciting clients or investors for the Firm, then the Firm is only required to look back six (6) months. The CCO will determine whether any such past Political Contribution will affect the Firm’s business.

Within ten (10) calendar days of commencement of employment, each new Access Person must complete a New Hire Political Contributions Disclosure Form on the SCT System. If an Access Person does not have access to the SCT System for any reason, s/he must complete a hard copy of a New Hire Political Contributions Disclosure Form provided by CCO and submit it to the CCO.

6	PERSONAL TRADING POLICY

6.1	General Policy

The Firm requires that all Access Person investment transactions be carried out in a manner that will not create a perceived or actual conflict of interest between the Firm and its Client Accounts. To this end, (i) Access Persons are prohibited from purchasing or selling any Prohibited Security for their personal account; and (ii) all personal securities transactions (buys and sells) in all other securities must be pre-cleared through the SCT System as set forth below.

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(5) The Pay to Play Rule contains a “catch-all” provision that prohibits acts done indirectly which, if done directly, would violate the Rule.

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The Firm also monitors all Access Persons’ Covered Accounts and requires that all Covered Accounts be set up and continuously able to be authenticated on the SCT System at all times. Any Covered Account that is initially authenticated on the SCT System that thereafter fails to authenticate for 7 or more calendar days must be closed. It shall be the responsibility of the Access Person to close the account(s) and transfer to assets held therein to other Covered Accounts that are continuously able to be authenticated on the SCT System.

Access Persons who wish to open a new brokerage account that meets the definition of Covered Account must obtain CCO approval by submitting a New Brokerage Account request on the SCT System. Approved brokerage accounts must be set up and authenticated on the SCT System prior to executing any trades in the account.

All existing Covered Accounts of a new employee must be set up, authenticated and approved on the SCT System within ten (10) calendar days after beginning employment. If a new employee requires an extension of this period, s/he must obtain the consent of the CCO. The CCO will, upon request, provide a 407 letter to a brokerage firm with respect to a new Access Person brokerage account.

6.2	Definitions

6.2.1	Covered Accounts

“Covered Account” of an Access Person means:

•
All (i) personal securities accounts of the Access Person; (ii) all personal securities accounts of the Access Person’s Immediate Family Members; (iii) all personal securities accounts of anyone living either with or apart from the Access Person who receives material financial support from the Access Person (except a spouse with a valid separation/divorce decree); and (iv) all Semper Fund Activity Accounts on the SCT System that record transactions by the foregoing individuals in Semper Proprietary Funds;

•
Any other personal securities accounts over which the Access Person controls or influences the investment decisions or has the right or authority to exercise any degree of control or discretionary authority; or

•	Any other personal securities account in which the Access Person has Beneficial Ownership.

“Beneficial ownership” includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect interest other than the receipt of an advisory fee.

An Access Person is deemed to be the beneficial owner of securities held by his or her spouse, his or her minor children, a relative who shares his or her home or anyone the Access Person financially supports (except a spouse with a valid separation or divorce decree). The term “Covered Account” includes any investment account in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan (an “Automatic Investment Plan”). “Covered Account” does not include any investment account in which the holder(s) are limited to selecting among a menu of selected mutual funds (e.g., many 401k accounts); however, Access Persons must disclose the existence of such accounts at least quarterly.

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6.2.2	Prohibited Securities

Access Persons are prohibited from buying or selling any Prohibited Securities in any Covered Account, unless otherwise approved as set forth herein. For this purpose, “Prohibited Securities” means:

(i)
any mortgage-backed security (“MBS”), including, without limitation: (A) mortgage participations, mortgage pass-through certificates, collateralized mortgage obligations or other mortgage-backed securities not issued, insured or guaranteed by the United States or any agency or instrumentality thereof (“Non-Agency MBS”); and (B) certificates issued and/or insured or guaranteed by the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, the Government National Mortgage Association (“Agency MBS”);

(ii)	asset-backed securities (“ABS”);

(iii)	commercial mortgage-backed securities;

(iv)	Real Estate Mortgage Investment Conduits (REMICs);

(v)	collateralized mortgage obligations (CMOs) and other structured mortgage securities;

(vi)	to-be-announced (TBA) mortgages;

(vii)
any security, including, without limitation, stocks, bonds, municipal bonds, mutual fund shares, options, futures, currencies, warrants, exchange-traded funds (ETFs), other derivative products related to a Restricted Industry; and

(viii)	any security held in any Client Account (which are included on the Firm’s Restricted List).

“Restricted Industry” means any industry specified on Schedule II hereto.

6.3	Preclearance of Trades

6.3.1	Preclearance Requirement

Access Persons must obtain preclearance for all transactions (buys and sells) of all securities in Covered Accounts by submitting a Preclearance Approval Request through the SCT System before executing the transaction. If an Access Person does not have access to the SCT System for any reason, s/he must submit a hard copy of a Pre- Clearance Request provided by the CCO and obtain the written approval of the CCO (which may be my e-mail) before executing the transaction.

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6.3.2	Automatic Preclearance of Certain Transactions

Requests for preclearance of transactions in Covered Accounts that don’t involve a Prohibited Security or a Semper Proprietary Fund in a Covered Account will be automatically approved by the SCT System.

6.3.3	Automatic Review Required for Certain Transactions

Requests for preclearance of any transaction involving a Prohibited Security will be automatically flagged for review by the CCO on the SCT System. If an Access Person already holds a Prohibited Security in a Covered Account on the date hereof, the Access Person may request preclearance from the CCO to sell that Prohibited Security.

6.3.4	Pre-Clearance of Employee Futures Trading

All Access Persons are required to pre-clear the opening of any outside futures account that will be beneficially owned by an Access Person or the Access Person’s Immediate Family Member, as well as the opening of any outside futures account over which the Access Person has discretionary authority. This includes any outside futures account for which an Access Person acts as trustee, executor or custodian.

With respect to each futures account so approved, Access Persons must notify the Futures Commission Merchant that is to carry the account and, except to the extent the Firm determines to the contrary, arrange for such firm to provide copies of account statements and confirms to the Firm. Access Persons will be required to attest annually to their continued compliance with the foregoing requirement.

6.4	The Restricted List

The Firm maintains a list (referred to herein as the “Restricted List”) of all securities held in any Client Account. As discussed below, all Semper Proprietary Funds are also included on the Restricted List, and other securities may also be placed on the Restricted List by a Senior Management Officer or the CCO if any transactions by the Firm or an Access Person in such security would be considered improper and/or illegal, such as under the following circumstances:

•	The Firm is in possession of material, nonpublic information (“MNPI”) about an issuer; or

•	An Access Person is in a position, such as a member of an issuer’s board of directors, that may be likely to cause the Firm or such Access Person to receive MNPI; or

•	The Firm has executed a non-disclosure agreement or other agreement with a specific issuer that restricts trading in that issuer’s securities; or

•	An Access Person trading in the security may present the appearance of a conflict of interest or an actual conflict of interest; or

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•	An investor relationship that involves a senior officer or director of an issuer (a “Value- Added Investor”) may present the appearance of a conflict of interest or an actual conflict of interest; or

•	A Senior Management Officer and/or the CCO has otherwise determined that it is necessary to do so.

Access Persons are prohibited from purchasing or selling any securities that appear on the Restricted List for their personal account. If an Access Person already holds a security that is later put on the Restricted List, the Access Person must continue to hold and may not execute any buy or sell orders for that security until the security is no longer on the Restricted List. An Access Person may sell an existing position in a security on the Restricted List only with the prior approval of the Firm’s CCO; in granting such approval, the Firm’s CCO will confirm with the Firm’s Operations Team that (i) the CUSIP has not been held in any client account during the immediately preceding 30 calendar days; and (ii) the CUSIP is not acquired by any client account during the immediately succeeding seven (7) business days.

The Restricted List is readily available to all Access Persons on the SCT System. Access Persons should be aware of the contents of the Restricted List prior to attempting to purchase or sell a security. Any Access Person who consults the Restricted List is, however, prohibited from disclosing the securities listed in the Restricted List to non-employees of the Firm.

A security will remain on the Restricted List until such time as it is no longer held in any Client Account or, in the case of securities placed on the Restricted List for reasons other than the fact that it is held in a Client Account, until the CCO deems removal of the security appropriate.

The Restricted List is updated weekly in the SCT System, or more often if appropriate based on the level of trading in Client Accounts.

6.5	Preclearance of Initial Public Offerings and Limited Offerings

Access Persons must obtain preclearance from the CCO for themselves and their Immediate Family Members prior to acquiring beneficial ownership, directly or indirectly, in any security in any “IPO”(6) , “Limited Offering”(7) or “Private Investment”(8).

Preclearance must be requested by submitting a Private Investment Vehicle/IPO Approval Request form on the SCT System. If the SCT System is not available for any reason, Access Persons must request preclearance from the CCO by submitting a hard copy of a Private Investment Vehicle/IPO Approval Request form provided by the CCO and obtaining written consent from the CCO (which may be by e-mail) before consummating the transaction.

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(6) “Initial public offering” means an offering of securities registered under the Securities Act of 1933 the issuer of which, immediately before the registration, was not subject to the reporting requirements of §§ 13 or 15(d) of the Securities Exchange Act of 1934.

(7) “Limited Offering” means an offering that is exempt from registration pursuant to Section 4(2) or Section 4(6), or pursuant to Rule 504, Rule 505, or Rule 506, under the Securities Act of 1933.

(8) “Private investments” include investments in private placements, private investment partnerships, interests in oil and gas ventures, real estate syndications, participations in tax shelters, and shares issued prior to a public distribution.

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Additionally, prior to making the initial investment or any follow-on investment in any Limited Offering or Private Investment, the Access Person must arrange for the CCO to review and obtain any private placement memoranda, subscription agreements or other like documents pertaining to the investment. Where confirmations and statements or other like documents are not available from the issuer, the Access Person must promptly inform the CCO of any changes in the investment and provide the CCO with a written yearly update.

6.6	Semper Proprietary Fund Trading.

Access Persons must obtain preclearance from the Firm’s CCO for themselves and their Immediate Family Members prior to acquiring or disposing of, directly or indirectly, a beneficial ownership interest in any investment fund advised by the Firm, as set forth on Schedule IV hereto (“Semper Proprietary Funds”) by submitting a New Pre-clearance Request on the SCT System.

If an Access Person does not have access to the SCT System for any reason, s/he must submit a hard copy of a New Pre-clearance Request provided by the CCO and obtain the written approval of the CCO (which may be by e-mail) before executing the transaction.

All Semper Proprietary Funds will be included on the Firm’s Restricted List and requests for preclearance of any transaction involving a Semper Proprietary Fund will be automatically flagged for CCO review by the SCT System. The CCO will then determine, in consultation with a Senior Management Officer, as appropriate, whether to approve the transaction or not.

Effective January 1, 2016, the Firm’s Personal Trading Policy was revised as follows:

•
Purchases and redemptions of interests in Semper Proprietary Funds in any Access Person’s Covered Accounts may only be made on a quarterly basis on the first Business Days of February, May, August and November of each calendar year.

•	Mutual Fund shares must be held for a minimum of 3 months.

•	There will be no automatic or deemed waivers of any required notice period for redemptions of interests in a Private Fund from any Access Person’s Covered Accounts.

•
Waivers of the above restrictions will be at the discretion of a Senior Management Officer. Factors that will be considered include, but are not limited to, the Access Person’s specific reason(s) for requesting an early redemption or waiver.

6.7	Front Running.

Front running is the practice of executing orders on a security for the Access Person’s own account while taking advantage of advance knowledge of pending orders in a Client Account. Front running is illegal and strictly prohibited by the Firm.

Since the Firm does not permit Access Person to transact in any security that is or could be held in a Client Account, it would not be possible for an Access Person to engage in front running as long as the Access Person pre-clears all of his or her transactions. If the CCO has any reason to believe that an Access Person is not pre-clearing all of his or her transactions on the SCT System and/or has not disclosed all of his or her Covered Accounts, or is otherwise engaging in front running, the CCO shall immediately bring the matter to the attention of a Senior Management Officer. Any Access Person who engages in any of the activities described in this Section 6.6 shall be subject to immediate dismissal from the Firm.

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7	REVIEW AND REPORTING OF EMPLOYEE HOLDINGS AND TRANSACTIONS

7.1	General Policy

Access Persons are required to periodically report their personal securities transactions and holdings of Reportable Securities and Reportable Funds (both, as defined below) to the CCO.

A “Reportable Security” is any security defined in Section 202(a)(18) of the Securities Act of 1933, including stocks, bonds, options, futures, currencies, warrants, commodities and other derivative products. A Reportable Security does not include: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by open-end funds other than Reportable Funds; and (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds.

A “Reportable Fund” is any fund (i) for which the Firm serves as the fund’s investment adviser; (ii) whose investment adviser or principal underwriter controls the Firm; or (iii) whose investment adviser is controlled by the Firm; or is under comment control with the fund.

7.2	Definition of a Non-Discretionary Managed Account

A “Non-Discretionary Managed Account” is an account over which neither the Access Person nor any Immediate Family Member has any direct or indirect influence or control. This includes accounts for which an Access Person or Immediate Family Member has granted full investment discretion to an outside broker-dealer, bank, investment manager, or adviser.

7.3	Initial Holdings Report

Each new Access Person must provide the CCO with an Initial Holdings Disclosure on the SCT System within ten (10) calendar days of his or her commencement of employment. If the Access Person does not have access to the SCT System for any reason, s/he shall obtain a hard copy of an Initial Holdings Disclosure from the CCO. The Initial Holdings Disclosure must include all Reportable Securities and all Reportable Funds in all Covered Accounts and Non-Discretionary Managed Accounts and must be must be current as of a date not more than forty-five (45) calendar days prior to the commencement of employment. The Initial Holdings Report must contain the following information, at a minimum, for all Reportable Securities and Reportable Funds held in all Covered Accounts and Non-Discretionary Managed Accounts:

•	The title, number of shares and principal amount of each security in which the Access Person had any direct or indirect beneficial ownership;

•	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and

•	The date that the report is submitted by the Access Person.

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7.4	Quarterly and Annual Holdings Disclosures

Each Access Person must attest to and affirm their holdings of all Reportable Securities and Reportable Funds held in both Covered Accounts and Non-Discretionary Managed Accounts on the SCT System on a quarterly and annual basis within thirty (30) calendar days of the end of the first three quarters of each calendar year and the end of each calendar year, as appropriate.

The information provided in all Holdings Disclosures must be current as of a date not more than forty-five (45) calendar days prior to the date the Holdings Disclosure is submitted. In the event the SCT System is not available for any reason, Access Persons must fill out a hard copy of a Holdings Disclosure form provided by the CCO for both Covered Accounts and Non-Discretionary Managed Accounts containing the same information required in the Holdings Disclosure form on the SCT System.

7.5	Quarterly Transaction Reports

Each Access Person must attest and affirm the Covered Accounts and Reportable Securities on the SCT System on a quarterly basis by submitting a Transaction Disclosure for all Reportable Securities and Reportable Funds held in Covered Accounts no later than thirty (30) calendar days after the end of each calendar quarter. In the event that the SCT System is not available for any reason, the Access Person shall submit a hard copy of a Transaction Disclosure provided by the CCO. Access Persons with no personal securities transactions in Reportable Securities or Reportable Funds during the quarter are also required to submit a Transaction Disclosure affirmation confirming the absence of any transactions. Each quarterly Transaction Disclosure must disclose the following information, at a minimum, for all Reportable Securities and Reportable Funds held in all Covered Accounts and Non-Discretionary Managed Accounts:

•	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each security involved;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price at which the transaction was effected;

•	The name of the broker, dealer or bank with or through which the transaction was effected; and

•	The date that the report is submitted by the Access Person

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7.6	Exemption from Reporting Requirements

An Access Person is not required to submit an Initial Holdings Report, an Annual Holdings Report or a Quarterly Transaction Report with respect to transactions effected pursuant to an Automatic Investment Plan, provided that the Automatic Investment Plan does not transact in any Prohibited Securities or any Semper Proprietary Funds.

7.7	Review and Retention of Reports

The CCO shall review, on a quarterly basis, all Access Person affirmations, attestations, disclosures and preclearance forms to determine whether any violations of the Firm’s policies or of the applicable securities laws occurred. If there are any discrepancies between holdings reports, transaction reports or preclearance forms, the CCO shall contact the responsible Access Person to resolve the discrepancy. If the Firm determines that an Access Person has violated this Code, the Access Person may be subject to disciplinary action or restrictions on further trading.

If for any reason any Covered Accounts are not being monitored on the SCT System, the CCO must review and retain the paper brokerage account statements received by the Compliance Department to the same extent as if those Covered Accounts were being monitored and reported on the SCT System.

The CCO shall include the results of such reviews in quarterly reports to the Compliance Committee.

7.8	Escalation of Violations and Sanctions

Upon discovering a violation of the procedures contained in this Code, the CCO will promptly notify the Firm’s Senior Management Officers, who may impose sanctions as he, she or they deem appropriate.

7.9	Exemptions

Any Access Person who wishes to seek an exemption of a specific account from coverage under this Code must contact the CCO for an exemption/waiver request.

7.10	Confidentiality

The CCO and any other designated compliance personnel receiving reports of an Access Person’s holdings and transactions under this Code will keep such reports confidential, except to the extent that the Firm is required to disclose the contents of such reports to regulators.

8	INSIDER TRADING

8.1	Introduction

Insider trading is prohibited primarily by Section 10(b) and Rule 10b-5 of the Securities Exchange Act of 1934 (the “Exchange Act”). In addition, Section 204A of the Advisers Act requires investment advisers to adopt, maintain, and enforce written policies and procedures reasonably designed to prevent the misuse of MNPI by the Firm or any of its Access Persons or affiliates, and Rule 204A-1 under the Advisers Act requires that all “access persons” report their personal securities transactions and holdings.

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The term “insider trading” generally means one or more of the following activities:

•	Trading by an insider while in possession of MNPI;

•
Trading by a non-insider, while in possession of MNPI, where the information (i) was disclosed to the non-insider in violation of an insider’s duty to keep the information confidential or (ii) was misappropriated;

•	Recommending the purchase or sale of securities while in possession of MNPI; or

•	Communicating MNPI to others (i.e., “Tipping,” see below).

8.2	Penalties for Insider Trading

Trading securities while in possession of MNPI or improperly communicating that information to others may expose an Access Person to stringent penalties including fines and jail terms. The SEC can also recover profits gained or losses avoided through insider trading, impose a penalty of up to three times the illicit windfall, and issue an order permanently barring the Access Person from the securities business. An Access Person can also be sued by investors seeking to recover damages for insider trading. In addition, any violation of the Code’s Insider Trading Policy will can be expected to result in serious sanctions by the Firm, including termination of employment.

8.3	Definitions

8.3.1	Material Information

Information is “material” if there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision. Examples include: earnings information; mergers and acquisitions and tender offers; significant changes in assets; and significant new products or discoveries.

8.3.2	Nonpublic Information

Information is considered “nonpublic” if it has not been broadly disseminated to investors in the marketplace. Direct evidence of dissemination is the best indication that information is “public,” for example, if the information has been made available to the public through publications of general circulation (e.g., The Wall Street Journal) or in a public disclosure document filed with the SEC (e.g., a Form 8K).

In addition, a sufficient period of time must elapse for the information to permeate the public channels to be considered public. There is no set time period between the information’s release and the time it is considered to be fully disseminated into the marketplace. The speed of dissemination depends on how the information was communicated.

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8.3.3	Breach of Duty

Insider trading liability is premised on a breach of fiduciary duty, or similar relationship of trust or confidence. In addition to an insider, the prohibition against insider trading can apply to a person even if that person has no employment or connection to the issuer of the securities that are traded.

8.3.3.1        Insider and Temporary Insider

The term “insider” is construed by the courts to refer to an individual or entity that, by virtue of a fiduciary relationship with an issuer of securities, has knowledge of, or access to, MNPI such as an officer, director and employee of the company, as well as any controlling shareholder. In addition, a person can be a “temporary insider” if s/he enters into a special confidential relationship in the conduct of a company’s affairs and, as a result, is given access to information solely for the company’s purposes including, among others, the company’s attorneys, accountants, consultants, financial advisors, and lending officers, and the employees of these organizations.

8.4	Tipper/Tippee Liability

An Access Person who does not trade securities but learns of MNPI from either a corporate insider (or someone who has breached a duty of trust or confidence to the source of the information), and then shares the information with someone else who trades in securities, can be liable as a “Tipper” for the trading done by the person to whom the Access Person passed the information (the “Tippee”). Thus, the Tipper is subject to liability for insider trading if the Tippee trades, even if the Tipper does not. It therefore is important never to pass on MNPI to anyone else who may trade while aware of that information or who may pass it on to others that may trade. The Tippee may be subject to liability for insider trading if the Tippee knows or should have known that the Tipper breached a duty of trust or confidence.

8.5	Firm’s Insider Trading Policy

The Firm’s Insider Trading Policy applies to every Access Person and extends to activities outside the scope of his or her duties at the Firm. The Firm forbids any Access Person from engaging in any activities that would be considered illegal insider trading. Any questions regarding this Insider Trading Policy should be referred to the CCO.

8.6	Insider Trading Policy Restrictions

The following Insider Trading Policy restrictions are established for every Access Person that may have or was in possession of any MNPI.  Such an Access Person may not:

•
Buy or sell any security (or related security) for his or her own or any related account or any account in which an Access Person may have any direct or indirect interest, any Firm-managed fund or other Client Account, or otherwise act upon any MNPI in the Access Person’s possession obtained from any source; or

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•	Buy or sell any security or related security for any account or otherwise act upon any material proprietary information that an Access Person may have or obtain from any source; or

•	Recommend the purchase or sale of any security to any person based upon MNPI.

8.7	Use of “Expert Networks”

“Expert networks” are research consultants who connect buy-side investors, consultants and business decision-makers with industry experts who provide insights into various industries for a fee. Consultations between expert network clients and experts may be in the form of face-to-face meetings, phone calls, teleconferences, video conferences or e-mail or text exchanges.

Although the use of expert networks is not illegal, in some cases expert consultants may hold or have held positions with, or have contacts with, some of the issuers about which they provide information and may, as a consequence, intentionally or inadvertently provide MNPI to asset managers.

The Firm does not currently use “expert networks”. If the Firm does permit the use of “expert networks” or other research providers in the future, the Firm would establish compliance controls and surveillance mechanisms intended to confirm that no Access Person trades any securities, whether for the Access Person’s own account or for any Client Account, while in possession of MNPI. Such controls would: (i) indicate that the Firm’s intent that it does not want to receive MNPI from an expert; (ii) document and supervise the use of expert consultants (including entering into a written agreement with the expert consultant(s)) and any resulting trading; (iii) surveil and review the use of expert consultants and trading; (iv) require that the expert consultant disclose all relevant confidentiality restrictions by which the expert consultant is bound; and (v) inform and train Firm employees on the risks and on the Firm’s policies to prevent receiving and trading on MNPI.

8.8	Procedures Designed to Detect and Prevent Insider Trading

Before trading for him- or herself or others, each Access Person should ask himself or herself the following questions regarding information in his or her possession:


Is the information material? Is the information nonpublic? If, after consideration of the above, an Access Person believes that the information is material and nonpublic, or if an Access Person has questions as to whether the information is material and nonpublic, he or she should take the following steps:

-	Report the information and proposed trade immediately to the CCO.

-	Do not purchase or sell the securities either on his or her own behalf or on behalf of others.

-	Do not communicate the information inside or outside of the Firm, other than to the CCO.


After the CCO has reviewed the issue, the Access Person will be instructed either to continue the prohibitions against trading and communication because the CCO  has determined that the information is MNPI, or the Access Person will be allowed to trade the security and communicate the information.

Semper Capital Management, L.P.	Code of Ethics

•
Additionally, Access Persons are required to disclose the existence and location of all personal trading accounts and to arrange for copies of all brokerage statements to be sent from the outside financial institution to the Firm’s CCO. Such statements will be reviewed by the CCO.

8.9	Compliance Responsibilities

The CCO will review the Firm’s Insider Trading Policy during the Firm’s Annual Compliance Training Meeting (as that term is defined in Section 1.6.2 of the Manual) so that all Access Persons are properly trained and aware of the required reporting procedures. Upon learning of a potential violation of the Insider Trading Policy, the CCO will promptly prepare a confidential written report to be discussed with a Senior Management Officer. The report will describe who violated policy, how it is believed to have been violated, and provide recommendations for further action.

9	NFA ETHICS TRAINING PROGRAM

The NFA requires that each member have written ethics training procedures that outline their ethics training program.

9.1	Procedures

The Firm’s NFA Ethics Training Program, which will be delivered by in-person and video conference classroom training, will be provided by a third-party provider(9).

The Program will include the following topics:

1.	An explanation of the applicable laws and regulations and rules of self-regulatory organizations or contract markets and registered derivatives transaction execution facilities;

2.	Confirmation of those individuals who are registered “associated persons” of the Firm;

3.	The Firm’s obligation to the public to observe just and equitable principles of trade;

_________________________

(9) As per NFA interpretive guidance, members may obtain ethics training sponsored by independent persons, firms, or industry associations, provided that the member has ensured that its selected provider is qualified and obtains proof that the provider has completed relevant proficiency testing and has three years of relevant industry experience, or similar experience. In addition, members should only use providers that they reasonably in good faith believe are not subject to any investigations or bars from registration. An ethics training provider’s registration and disciplinary history can be checked using the NFA's BASIC system, which can be found on the NFA website (www.nfa.futures.org).

Semper Capital Management, L.P.	Code of Ethics

4.	How to act honestly and fairly and with due skill, care and diligence in the best interest of customers and the integrity of the markets;

5.	The Firm’s supervisory and internal controls;

6.	How to obtain and assess the financial situation and investment experience of customers;

7.	Disclosure of material information to customers; and

8.	Avoidance, proper disclosure and handling of conflicts of interest.

The Program will be provided periodically as needed, and in any event at least once every three (3) years.

9.2	Documentation

The Firm will, in accordance with NFA requirements, maintain appropriate documentation that it has complied with its training procedures (e.g., records showing who obtained the training, the date of training, and any materials used).

10	POLICY ON DISCLOSURE OF PORTFOLIO HOLDINGS

10.1	Background

As an investment advisor to one or more Mutual Funds, the Firm is required to conform to the requirements of Rule 17j-1 under the Investment Company Act (Personal Investment Activities of Investment Company Personnel). Rule 17j-1 is designed to prohibit fraudulent or deceitful conduct. The following policy is intended to ensure that the disclosure of information about a Mutual Fund’s portfolio holdings is in the best interest of the Mutual Fund’s investors.

10.2	Policy

Information about a Mutual Fund’s portfolio holdings should not be distributed to any person unless:

•	The disclosure is required to respond to a regulatory request, court order or other legal proceedings;

•	The disclosure is to a mutual fund rating or, statistical agency or person performing similar functions who has signed a confidentiality agreement with the Mutual Fund;

•
The disclosure is made to internal parties involved in the investment process, administration or custody of the Mutual Fund, including but not limited to, a Mutual Fund’s compliance officer(s) and Board of Trustees;

•
The disclosure is (a) in connection with a quarterly, semi-annual or annual report that is available to the public; or (b) relates to information that is otherwise available to the public (e.g., portfolio information that is available on the Mutual Fund’s website); or

•	The disclosure is made pursuant to prior written approval of the CCO.

Semper Capital Management, L.P.	Code of Ethics

Any suspected breach of this obligation should be reported immediately to the CCO.

Semper Capital Management, L.P.	Code of Ethics

11	DEFINED TERMS USED IN THIS CODE

11.1	Definitions

The following defined terms are used in this Code; their definitions can be found in the indicated Section.

Defined Term	Section	Defined Term	Section
“ABS”…….…………………………....….	6.2.2	“Investment Company Act”…..………...	1.1
“Access Person”……..………………….	1	“IPO”…..…………………………….…..	6.5
“Advisers Act”….………..…………….…	1.1	“Limited Offering”…..…………………..	6.5
“Agency MBS”……….………………......	6.2.2	“Manual”…....….………………………..	1
“Anti-Bribery Policy”…..…………………	4.1	“MBS”……...…………………………….	6.2.2
“Automatic Investment Plan”…...…...…	6.2.1	“MNPI”…..………………………………	6.4
“Bad Actor Disqualification Rule”….….	3.4.1	“Mutual Fund”……………….…….............	1
“Beneficial Ownership”……………...….	6.2.1	“NFA”……..…....….….………………..	1
“CCO”…………….………………………	1	“Non-Agency MBS”……….…………….	6.2.2
“CEA”…...…………………………..…….	1	“Outside Business Activities”…….……	3,3
“CFTC”……………………………..….....	1	“Pay to Play Rule”….……..…….………	5.1
“Client Account”….……………….……..	3.3	“Political Contribution”………….….……	5.2
“Code”……………….……..…………….	1	“Private Fund”………………..…..……..	1.1
“Compliance Infractions Log”…………..	2.2	“Private Investment”……….….………..	6.5
“Covered Account”…..………………….	6.2.1	“Prohibited Security”…………..……….	6.2.2
“covered person”..………………………	6.2.1	“Reportable Fund”…………….………...	7.1
“CPO”….……………………………….…	1	“Restricted Industry”………..……….….	6.2.2
“Disqualifying Event”..…………………..	3.4.1	“Restricted List”………….…….….……..	6.4
“Duff & Phelps”…...…………………………..	2.5	“SCT System”………………..	1.1
“Entertainment”.…………………………	3.2	“SEC”……….…………..……………………..	1
”Semper Proprietary Funds” .…………	6.6	“Securities Act”…….………………...........…	6.1
“FCPA”….………………………………..	4.1.1	“Senior Management Officer”………………	2.2
“Firm”……………………………………..	1	“Third Party Marketer”.………….………....	3.4.2
“foreign official”..…………………………	4.1.1	“Tippee”…………………………………..….	8.1
“Gift”……………………………………...	3.2	“Tipper”………………………………………	8.1
“Immediate Family Member”………….	3.2	“Tipping”………………………………….….	8.1
“insider trading”...………………………..	8.1	“Value Added Investor”………...………	6.4

Semper Capital Management, L.P.	Code of Ethics

12	UPDATES TO THIS CODE OF ETHICS; REPORTS TO FIRM MANAGEMENT AND THIRD PARTIES

12.1	Updating and Amending this Code of Ethics

The CCO is the only Firm employee authorized to make changes to this Code. The CCO shall amend and update this Code from time to time as necessary or advisable to keep it up-to-date with changes to the Firm’s business and/or regulatory requirements applicable to the Firm and its business. The CCO shall maintain a record of all changes to this Code on the Change/Version Control Log attached hereto.

An updated version of this Code shall be made available to all Access Persons in “portable document format” (pdf) on the SCT System and on the Firm’s “L” drive at “Semper Firm Documents – Policies and Procedures and Code of Ethics”.

The CCO shall notify Firm employees of all updates to this Code, which shall include a summary of any significant substantive changes. If significant, substantive changes have been made to this Code, the CCO shall require that each Access Person submit an updated Code of Ethics Attestation on the SCT System, certifying that s/he has read and understands the Code’s contents. Copies of this Code are also available from the CCO.

The CCO shall retain archived copies of prior versions of this Code (which may be an electronic copy maintained in an “Archive” file on the Firm’s “L” (Legal) drive or other appropriate electronic record) for a minimum of six (6) years.

12.2	Reports to Firm Management and Mutual Fund CCO

The CCO shall prepare a written report, at least annually, describing any issues arising under this Code, including information about any material violations of this Code or its underlying procedures and any sanctions imposed due to such violations. The CCO shall submit a copy of the report to the Firm’s Chief Executive Officer and Senior Management Officer(s); the CCO shall also submit a copy of the report to the appropriate compliance officer(s) of each Mutual Fund for review by its Board of Trustees.

In addition, the CCO shall certify, on an annual basis, to the Board of Trustees of each Mutual Fund that the Firm has adopted procedures reasonably necessary to prevent its employees from violating this Code.

The CCO will send a copy of each updated version of this Code to the appropriate compliance officer(s) of each Mutual Fund, together with a summary of any significant, substantive changes

The CCO shall maintain a copy of each report required under this Section 12.2 for at least six (6) years.

Semper Capital Management, L.P.	Code of Ethics

Appendix A

To be used only when the Access Person does not have access to the SCT System

SEMPER CAPITAL MANAGEMENT, L.P. CODE OF ETHICS ATTESTATION

All Access Persons are required to read the Firm’s Code of Ethics dated as of ______________________________ , 20  (the “Code”) and acknowledge having understood its contents by printing out this page, entering their name, signing and dating it and returning it to the Firm’s Chief Compliance Officer.

I hereby certify that I have received and read the policies and procedures set forth in the Code. I understand the policies and procedures contained in the Code and I agree to comply with such policies and procedures during the course of my employment with Semper Capital Management, L.P., its subsidiaries or affiliates. I have had the opportunity to ask the Chief Compliance Officer questions and I have received adequate responses. I also understand that any violation of these legal requirements, policies and procedures may subject me to dismissal and civil or criminal penalties.

Name:  __________________________________

Signature: _______________________________

Date: ____________________________ , 20____

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Semper Capital Management, L.P.	Code of Ethics

Appendix B

[To be used only when access to the SCT System is not available]

INITIAL, QUARTERLY AND ANNUAL HOLDINGS DISCLOSURE

Name of Access Person: _______________________________________________

The following sets forth all of my Covered Accounts and Non-Discretionary Managed Accounts (as defined in the Firm’s Personal Trading Policy) and all Reportable Securities and Reportable Funds held in those accounts as of ____ , 20    .

Name on Account	Relationship to Access Person	Title and Type of Security	Tracker Symbol/ CUSIP Number	Number of Shares	Principal Amount	Broker, Dealer or Bank Where Securities Held

or

            I have no Covered Accounts or Non-Discretionary Management Accounts.

The undersigned certifies that he or she has not engaged in any transactions involving Prohibited Securities or other securities that would violate the Firm’s Personal Trading Policy.

Name:  __________________________________

Signature: _______________________________

Date: ____________________________ , 20____

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Semper Capital Management, L.P.	Code of Ethics

Appendix C

QUARTERLY TRANSACTION REPORT

[To be used only when access to the SCT System is not available]

Name of Access Person: ____________________________________________

The attached brokerage account statement(s) set forth all of the Reportable Securities transactions and private investments (including, without limitation, all transactions involving Reportable Funds) made in my Covered Account(s) (as defined in the Firm’s Personal Trading Policy) for the quarter beginning on _______ , 20       and ending on _______ , 20    .

REPORTABLE SECURITIES

Date	Name on Account	Title and Type of Security	Tracker Symbol or CUSIP Number	Interest Rate and Maturity Date	Buy/Sell	# of Shares and Price Per Share	Principal Amount	Broker, Dealer or Bank Effecting Transaction

PRIVATE INVESTMENTS

Date	Name of Issuer and Nature of Business	PT; PP or NP(10)	Buy/Sell	Total Purchase or Sale Price	Does business with the Firm?

REPORTABLE FUNDS

Date	Name on Account	Name of Fund and Class of Interest	Buy/Sell

________________________

(10)  PT = Publicly Traded; PP = Privately Placed (PP); NP = Non-Profit.
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Semper Capital Management, L.P.	Code of Ethics

or

            I have no transactions in Covered Accounts for this calendar quarter.

The undersigned employee certifies that he or she has not engaged in any transactions involving Prohibited Securities or other securities that would violate the Firm’s Personal Trading Policy.

Name:  __________________________________

Signature: _______________________________

Date: ____________________________ , 20____

C-2

Semper Capital Management, L.P.	Code of Ethics

Appendix D

“BAD ACTOR” DISQUALIFICATION RULE
DISQUALIFICATION FOR PRIVATE PLACEMENTS UNDER REGUALTION D

THIRD PARTY “COVERED PERSON” QUESTIONNAIRE

SEMPER CAPITAL MANAGEMENT, L.P. (the “Firm”) is responsible for ensuring that “covered persons” have not been involved in any disqualifying events that would prohibit the Firm from relying on the offering exemption under Rule 506 of Regulation D. As such, the Firm requests covered persons to review the following disqualifying events and complete the attestation below:

Disqualifying Events:

•	Criminal convictions (within the past five (5) years for criminal convictions of issuers and within the past ten (10) years for other “covered persons”);

•	Court injunctions and restraining orders (within the past five (5) years);

•	Final orders of certain state regulators (securities, banking, insurance, etc.) and federal regulators (e.g., the CFTC);

•	SEC disciplinary orders (those relating to investment advisers, brokers, investment companies, etc.);

•	Certain SEC cease and desist orders (within the past five (5) years);

•	Suspension or expulsion from membership from a Self-Regulatory Organization (i.e., a registered national securities exchange or a registered national or affiliated securities association);

•	Stop orders and orders suspending exemptions under Regulation A of the Securities Act (within the past five (5) years); and/or

•	US Postal Service false representation orders (within the past five (5) years).

The undersigned certifies as follows:

            I have not been the subject of any of the Disqualifying Events listed above.
            I have been the subject of a Disqualifying Event listed above and have attached additional information surrounding the Disqualifying Event.
            I am currently the subject of a proceeding that may be considered a Disqualifying Event as listed above and have attached additional information surrounding the possible Disqualifying Event.

Name:  __________________________________

Signature: _______________________________

Date: ____________________________ , 20____

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